EXHIBIT 99.1

 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. TO RAISE $500,000 IN REGISTERED DIRECT OFFERING

Addison, Texas, January 4, 2011; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has entered into a definitive agreement to sell 5,000,000 shares of its common stock at a price per share of $0.10 pursuant to a registered direct offering to an institutional investor, resulting in gross proceeds of approximately $500,000.

The investor will also receive a warrant to purchase up to 1,750,000 shares of ULURU Inc.’s common stock. The warrants have an exercise price of $0.102 per share and are exercisable at any time on or after six months from the closing date and for a period of five years thereafter.

The closing of the offering is expected to take place on or before January 10, 2011, subject to the satisfaction of customary closing conditions.  ULURU Inc. plans to use the net proceeds from the offering for research and development and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

The shares and warrants in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission (the “SEC”) on July 23, 2009.  A prospectus supplement related to the public offering will be filed with the SEC.  Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212) 356-0549.  An electronic copy of the prospectus is also available on the SEC's website at http://www.sec.gov.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by us with the Securities and Exchange Commission.